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                                                               Exhibit (4)(b)(v)


                          TAX SHELTERED ANNUITY ENDORSEMENT

     Your Certificate of Participation under the policy (your "Certificate") is changed as set out below to add provisions for a Tax Sheltered Annuity.

              APPLICABLE TAX LAW RESTRICTIONS. The policy is intended to receive contributions that qualify for deferred tax treatment under Internal Revenue Code ("IRC") Section 403(b). It is restricted as required by federal tax law. We may change the terms of the policy and your Certificate, or administer the policy and your interest in it, at any time as needed to comply with that law. Any such change may be applied retroactively.

              NO ASSIGNMENT OR TRANSFER. You cannot assign, sell, or transfer your interest in the policy. You cannot pledge it to secure a loan or the performance of an obligation, or for any other purpose. The only exceptions to these rules are:

                  1) you may use your interest in the policy to secure a loan made under any loan provisions of the policy;

                  2) all or part of your interest in the policy may be transferred under a Qualified Domestic Relations Order as defined in IRC Section 414(p); and

                  3) you may designate another person to receive payments with you based on joint lives or joint life expectancies, but any such designation shall not give that other person any present rights under the policy during your lifetime.

              LIMITS ON CONTRIBUTIONS. We may refuse to accept any contribution to the policy that does not qualify for deferred tax treatment under IRC Section 403(b) and Section 415.
              Contributions made for you to the policy and any other plan, contract, or arrangement under salary reduction agreement(s) with your employer(s) cannot exceed the limits of IRC Section 402(g). You cannot make more than one new salary reduction agreement with your current employer for contributions to the policy in any single calendar year. You and your employer shall ensure compliance with these limits.

              DISTRIBUTION RESTRICTIONS ON SALARY REDUCTION CONTRIBUTIONS AND CUSTODIAL ACCOUNTS TRANSFERS. To comply with federal tax law, distribution restrictions apply to amounts under the policy that represent:

                  1) contributions made after December 31, 1988 under any salary reduction agreement with an employer;
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                  2)   income earned after December 31, 1988 on salary
                       reduction contributions whenever made; or

                  3)   transfers from a custodial account described in IRC
                       Section 403(b)(7) and all income attributable to the amount transferred.

              Any such amount cannot be distributed with respect to your interest in the policy unless you have:

                  1)   reached age 59-1/2; or

                  2)   separated from service with your employer; or

                  3)   become disabled (as defined in IRC Section 72(m)(7)); or

                  4) in the case of salary reduction contributions (including salary reduction contributions to a custodial account), incurred a hardship as defined under the IRC.

              A withdrawal made by reason of a hardship cannot include any income earned after December 31, 1988 attributable to salary reduction contributions.

              IRC Section 72(m)(7) states that: "An individual shall be considered to be disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration. An individual shall not be considered to be disabled unless he furnishes proof of the existence thereof in such form and manner as the Secretary [of the Treasury] may require."

              DIRECT ROLLOVERS. To the extent required under IRC Section 401(a)(31), you or your surviving spouse may elect to have any portion of an eligible rollover distribution (as defined in IRC
              Section 403(b)(8)) made with respect to your interest in the policy paid directly to another Individual Retirement Annuity or Individual Retirement Account (as defined in IRC Section 408) or, if allowed, to another Tax Sheltered Annuity (as defined in IRC
              Section 403(b)), specified by you or your surviving spouse and which accepts such distribution. Any direct rollover election must be made on our form, and must be received at our office before the date of payment.

              REQUIRED MINIMUM DISTRIBUTIONS. No later than April 1 following the calendar year in which you reach age 70-1/2:

                  1)   your interest in the policy must be paid to you in full;
                       or



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                  2)   distribution of your interest in the policy must begin
                       in the form of substantially equal payments made at least once per year (i) for your life or as joint and survivor payments to you and one other person, or (ii) over a period certain not to exceed your life expectancy or the joint and last survivor life expectancy of you and one other person named to receive any remaining payments after your death.

              If distributions are to be made under clause 2) of this provision, the present value of the payments likely to be made to you during your expected life must be more than half of the present value of all payments expected to be made with respect to your interest. For this purpose, the present value of payments is determined as of the date payments begin.

              DEATH BEFORE REQUIRED MINIMUM DISTRIBUTIONS. If you die before distributions commence with respect to your interest under the REQUIRED MINIMUM DISTRIBUTIONS provision, any amount remaining payable with respect to your interest must be paid either:

                  1) in full by December 31 of the fifth calendar year after your death; or

                  2) over the life of the person entitled to such amount, or over a period certain not to exceed his or her life expectancy, with substantially equal payments made at least once per year starting by December 31 of the first calendar year after your death.

              However, if your spouse is the sole person entitled to such amount, then during your spouse's lifetime the starting date for payments under clause 2) of this provision may be delayed to a date not later than December 31 of the calendar year in which you would have reached age 70-1/2. If your spouse dies before payments commence, then this provision will apply upon the death of your spouse, with your spouse being treated as the owner of your interest in the policy for purposes of this provision.

              DEATH AFTER REQUIRED MINIMUM DISTRIBUTIONS. If you die on or after distributions with respect to your interest commence under the REQUIRED MINIMUM DISTRIBUTIONS provision, any amount remaining payable with respect to your interest must be paid as follows:

                  1) if you die before April 1 following the year in which you reach or would have reached age 70-1/2 and you could have slowed or suspended payments before death, then such amount must be paid under the DEATH BEFORE REQUIRED MINIMUM DISTRIBUTIONS provision as if you died before such distributions commenced; or


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                  2)   in all other cases, such amount must be paid at least as
                       rapidly as payments were being made at the time of your death.

              LIFE EXPECTANCIES. For the REQUIRED MINIMUM DISTRIBUTIONS provision and the DEATH BEFORE REQUIRED MINIMUM DISTRIBUTIONS provision, life expectancies will be determined under Section 1.72-9 of the Federal Income Tax Regulations. The life expectancy of you and your spouse may be recalculated not more often than once each year. The life expectancy of any other person cannot be recalculated.

              CONTROLLING TAX RULES. The REQUIRED MINIMUM DISTRIBUTIONS provision, DEATH BEFORE REQUIRED MINIMUM DISTRIBUTIONS provision, and DEATH AFTER REQUIRED MINIMUM DISTRIBUTIONS provision shall be applied in accordance with IRC Section 401(a)(9), including the incidental death benefit rules of IRC Section 401(a)(9)(G), and the related Federal Income Tax Regulations, including the minimum distribution incidental death benefit rules of Section 1.401(a)(9)-2 of the Proposed Federal Income Tax Regulations.

     This is part of your Certificate. It is not a contract. It changes your Certificate only as and to the extent stated. In all cases of conflict with the other terms of your Certificate, the provisions of this Endorsement shall control.

              Signed for us at our office as of the date of issue.



     /s/Betty Kasprowicz               /s/James M. Mortenson

     Betty Kasprowicz                  James M. Mortenson
     Assistant Secretary               Executive Vice President



















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